EXHIBIT 99.7

NOVITRON INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We have included on the following pages our unaudited pro forma consolidated balance sheet as of March 31, 2003 and our unaudited pro forma consolidated statement of operations for our fiscal year ended March 31, 2003. These pro forma financial statements reflect the following transactions, occurring on April 29, 2003:

  The acquisition of Landmark Scientific, Inc. ("Landmark"),
  The acquisition of Group Practice Services Incorporated ("GPSI"); and
  The acquisition of substantially all of the assets of Elan Diagnostics, Inc. ("EDx").

In accordance Statement of Financial Accounting Standards No. 141, "Business Combinations," we will use the purchase method of accounting for these transactions. Under this standard, the assets and liabilities of the acquired companies, including all intangible assets, will be recorded at fair value. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill, which is not amortized. The financial position, results of operations and cash flows of the acquired companies will be included in our financial statements for periods after April 29, 2003.

The unaudited pro forma consolidated statement of operations gives effect to the acquisitions as if the transactions had occurred on April 1, 2002, and include our results of operations for the twelve months ended March 31, 2003 and the results of operations of the acquired companies for the twelve months ended December 31, 2002. Management does not believe that the adjustments necessary to conform the results of operations to our fiscal year would be material. The unaudited pro forma consolidated balance sheet gives effect to the acquisitions as if the transactions had occurred on March 31, 2003.

We have not yet finalized the valuation and purchase price allocation of the acquired assets and liabilities of the acquired companies; accordingly, the final purchase price allocations may differ from the estimates presented herein.

The pro forma financial statements should be read in conjunction with the historical financial statements and related notes thereto. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of our operating results that would have occurred had the acquisitions been consummated on the dates, or at the beginning of the period, for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of our future operating results. The unaudited pro forma adjustments do not reflect any operating efficiencies and cost savings that management believes are achievable.

NOVITRON INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands except share and per share data)

	Historical Novitron International Mar. 31, 2003	Historical Elan Diagnostics Dec. 31, 2002	Historical Landmark Scientific Dec. 31, 2002	Historical Group Practice Services Dec. 31, 2002
					Notes	Pro forma Adjustments	Pro forma Novitron International
Net sales	$15,870	$29,546	$1,946	$5,183	E	$(196)	52,348
Cost of goods sold	(10,929)	(16,007)	(1,265)	(2,392)	E,H	(433)	(31,035)
Gross profit	4,941	13,539	681	2,791		(639)	21,313

Sales and marketing expense	1,618	6,759					8,377
Research and development	1,074	1,027					2,101
General and administrative	1,862	4,512	648	2,693	E,G	436	10,151
Goodwill impairment charge		6,408	39		K	(6,447)	0
Total operating expense	4,553	18,706	687	2,693		(6,011)	20,628
Income (loss) from operations	387	(5,167)	(6)	99		5,372	685
Other income (expense):
Interest expense	(31)			(62)	I	(234)	(326)
Interest income	49	167					218
Other	(34)		1	(130)	C	101	(62)
Income (loss) before income tax and minority interest	372	(4,999)	(5)	(93)		5,239	515
Income tax expense	(243)			(17)	L	(57)	(317)
Minority interest	(14)						(14)

Net income (loss)	$116	$(4,999)	$(5)	$(110)		$5,182	$184

Weighted average share of common stock outstanding
Basic	1,847,288						1,847,288
Diluted	1,912,794		250,000	2,222,500			4,385,294

Earnings per share
Basic	$0.06						$0.10
Diluted	$0.06						$0.04

See notes to unaudited pro forma consolidated financial statements.

NOVITRON INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2003

(in thousands)

	Historical Novitron International	Historical Elan Diagnostics	Historical Landmark Scientific	Historical Group Practice Services	Notes	Pro forma Adjustments	Pro forma Novitron International
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$799	$4	$27	$72	A,C	$(4)	$897
Accounts receivable, net	3,461	4,955	122	1,332			9,870
Inventory	4,148	6,309	445	237			11,139
Notes receivable			300		B	(300)	-
Receivable from affiliated company			361	62	C,D	-423	0
Receivable from former affiliates		3,619				-3,619	0
Receivable from affiliated company		3,815	361	106	A,D	(4,282)	-
Prepaid expenses and other current assets	480	453	32	111	A	(121)	955
Total current assets	8,888	15,536	1,287	1,858		(4,707)	22,861

Plant & equipment - net	1,043	1,670	4	322	2	(435)	2,605

Other assets	1,266	2,196	19	133	A,H	851	4,465
Goodwill		3,515	0	1,139	2	1,096	5,750
TOTAL ASSETS	$11,198	$22,917	$1,310	$3,452		$(3,195)	$35,682

See notes to unaudited pro forma consolidated financial statements.

NOVITRON INTERNATIONAL, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2003
(in thousands)

	Historical Novitron International	Historical Elan Diagnostics	Historical Landmark Scientific	Historical Group Practice Services	Notes	Pro forma Adjustments	Pro forma Novitron International
LIABILITIES
CURRENT LIABILITIES
Current portion of long-term debt	$29	$-	$-	$-	J	$5,500	$5,529
Due to shareholder				619	C	(619)	-
Accounts payable	3,332	977	116	902	A,D	(461)	4,866
Accrued expenses	1,903	2,733	25	125	A,F	349	5,135
Customer advances	49	2,019		34			2,101
Accrued federal & state taxes	235						235
Payables to affiliated companies			64		D,E	-64	0
Note payable to affiliated Company			0	361	C	-361	0
Payables to affiliated companies	0	12,800	94	361	A,D	(13,255)	-
Total current liabilities	5,548	18,529	235	2,041		(8,487)	17,866

Long-term liabilities	304	1,559					1,863

STOCKHOLDERS’ EQUITY
Preferred stock - Series A Convertible				0	C,F	2	2
Common stock	19	527	3,004	0	A,B,C	(3,531)	19
Additional paid-in-capital	4,938	41,315		1,602	A,C,J	(32,312)	15,543
Retained earnings (deficit)	305	(39,014)	(1,929)	(191)	A,B,C,E	41,134	305
Other comprehensive income	140						140
Treasury stock	(56)						(56)
Total equity	5,346	2,828	1,075	1,411		5,293	15,953
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,198	$22,917	$1,310	$3,452		$(3,295)	$35,682

See notes to unaudited pro forma consolidated financial statements.

Note (1) – Basis of Presentation

The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, whereby the total cost of the acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of each acquisition. For the Landmark and GPSI mergers and the EDx acquisition, such allocations will be based on studies and valuations, which are currently being finalized. Accordingly, the allocations reflected in the unaudited pro forma combined financial information are preliminary and subject to revision.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of Novitron's operating results that would have occurred had the acquisitions been completed on the dates, or at the beginning of the period, for which the consummation of the acquisitions is being given effect. Furthermore, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

Note (2) – Purchase Price

Landmark Scientific, Inc.

The aggregate purchase price paid for Landmark Scientific is estimated at $1.2 million, including acquisition costs, based upon the closing price of Novitron common stock on the Nasdaq SmallCap Market as of November 15, 2002. In connection with this acquisition, Novitron agreed to issue 2.5 shares of Novitron Series A Nonvoting Convertible Preferred Stock for each outstanding share of Landmark Scientific common stock. The purchase price for Landmark Scientific has been allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on Novitron's current estimates of respective fair values. Some allocations will be based on studies and valuations that are currently being finalized. The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:
Stock to be issued to Landmark Scientific stockholders	$1,073
Acquisition costs	168
Total purchase price.	$1,241
Preliminary allocation of purchase price:
Current assets.	$987
Property, plant & equipment	4
Other assets.	19
Goodwill.	471
Liabilities assumed	(240)
Total.	$1,241

.

Group Practice Services Incorporated

The aggregate purchase price to be paid for GPSI is estimated at $7.7 million, including acquisition costs, based upon the closing price of Novitron common stock on the Nasdaq SmallCap Market as of November 15, 2002. In connection with this acquisition, Novitron agreed to issue 2.42691 shares of Novitron Series A Nonvoting Convertible Preferred Stock for each outstanding share of GPSI common stock. The purchase price for GPSI has been allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on Novitron's current estimates of respective fair values. Some allocations will be based on studies and valuations that are currently being finalized. The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:
Stock to be issued to GPSI stockholders	$9,534
Acquisition costs	121
Less: Cash acquired	(2,000)
Total purchase price.	$7,655
Preliminary allocation of purchase price:
Current assets.	$1,857
Property, plant & equipment	322
Other assets.	133
Intangible assets	1,486
Goodwill.	5,279
Liabilities assumed	(1,422)
Total.	$7,655

Elan Diagnostics, Inc.

The purchase price paid for EDx is estimated at $8.2 million, including acquisition costs. The purchase price for EDx has been allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on Novitron's current estimates of respective fair values. Some allocations will be based on studies and valuations that are currently being finalized. The components of the estimated purchase price and preliminary allocation are as follows (in thousands):

Preliminary allocation of purchase price:
Cash paid to Elan Diagnostics, Inc.	$7,500
Acquisition costs	735
Total purchase price.	$8,235
Preliminary allocation of purchase price:
Current assets.	11,595
Property, plant & equipment	1,235
Other assets.	2,097
Liabilities assumed	(6,692)
Total.	$8,235

The final valuations are expected to be completed in the near future and remain subject to adjustment.

Note (A) – Elan Diagnostics

Certain assets and liabilities of EDx were not acquired. The following table identifies the assets not acquired and the liabilities not assumed.

Cash	$(4)
Receivable from affiliated company	(3,815)
Other current assets	(121)
Other assets	(100)
Assets not acquired	(4,040)

Accounts payable	(451)
Accrued expenses	(146)
Liabilities not assumed	(597)

Note (B) – Landmark Scientific

As part of the acquisition, notes receivable from an affiliate ($300) was reclassified to deferred acquisition costs, additional acquisition costs after March 31, 2003 were incurred ($5). These additional costs were recorded as accrued liabilities ($5). The remaining part of the entry is to eliminate the equity section of Landmark to reflect the acquisition.

Note (C) – Group Practice Services

To effectuate the transaction, some of the shareholders of GPSI forgave a note payable for additional shares of GPSI. GPSI shareholders contributed $2,000 of cash in exchange for Novitron’s Series A Convertible Stock.

Note (D) – Intercompany Accounts Receivable and Payable

Intercompany receivables and payables of $467 were eliminated. An intercompany payable to a former affiliate of Landmark ($12) was reclassified to accounts payable.

Note (E) – Intercompany Sales

Intercompany sales of goods and services between the pro forma company members were eliminated. $53 offset cost of operations and $68 was attributable to general and administrative costs.

Note (F) – Acquisitions

The entries to issue the Series A Convertible Stock by Novitron to the shareholders of Landmark and GPSI including accrued acquisition costs of $494.

Note (G) – Administrative expense

Estimated additional administrative expenses associated with of the new and larger company of $504.

Note (H) – Intangible Assets and Amortization

Intangible assets of $1,486 acquired in acquisition with amortization of $495.

Note (I) – Interest expense

To fund the Elan transaction, Novitron borrowed $5,500 at an interest rate of approximately 5.4%. This adjustment reflects the interest due on those borrowings of $298.

Note (J) –Purchase of EDx

Cash of $2,000 and a credit line of $5,500 were used to purchase substantially all of the assets of EDx.

Note (K) –Goodwill impairment

The goodwill impairment charges of $6,408 and $39 from EDx and Landmark, respectively, have been eliminated from the combined company.

Note (L) – Income tax

Taxes have been provided at 40%.